Exhibit 99.1

CONTACT
Kiersten Mehl
NEWS RELEASE	(800) 978-8136 kmehl@summithealthcarereit.com
FOR IMMEDIATE RELEASE

Summit Healthcare REIT, Inc.

Acquires Two Senior Living Facilities

Lake Forest, Calif., (Jan. 7, 2015) – Summit Healthcare REIT, Inc. (“Summit”) announced today that it acquired two senior living facilities on December 31, 2014, for a total purchase price of approximately $14.2 million.

The two facilities acquired include Gateway Care and Retirement Center, a 38,034 square foot facility located in Portland, Oregon that has 59 beds dedicated to skilled nursing services and 32 independent living private apartments, and Applewood Retirement Community, a 45,563 square foot facility located in Salem, Oregon that has 69 independent living apartments.

The facilities will be operated and leased by Sapphire Health Services (“Sapphire”) pursuant to a 15-year triple net lease. Sapphire is an experienced operator of independent living, assisted living and skilled nursing facilities.

“We are excited to begin a relationship with Sapphire and look forward to working long-term with this exceptional operating team,” said Kent Eikanas, President and Chief Operating Officer of Summit Healthcare REIT, Inc.

“Sapphire is excited about forging a new partnership with Summit. Summit has an experienced team, proven in handling complex acquisitions and lease-back transactions. In our experience, Summit was exceptional in making the transaction as smooth and calm as possible,” said Kevin Ricker, Co-Owner of Sapphire Health Services. “We look forward to our next acquisition together.”

About Summit Healthcare REIT, Inc.

Summit is a publicly registered non-traded REIT that is currently focused on investing in healthcare related senior housing real estate located throughout the United States. The current portfolio includes interests in 16 healthcare facilities.

For more information, please contact Kiersten Mehl at (800) 978-8136.

This material does not constitute an offer to sell or a solicitation of an offer to buy Summit Healthcare REIT, Inc.

This release may contain forward-looking statements relating to the business and financial outlook of Summit Healthcare REIT, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from any forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the Company’s annual report on Form 10-K for the year ended December 31, 2013, and quarterly reports for the periods ended March 31, 2014, June 30, 2014, and September 30, 2014. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

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